Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Signify Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$7,419,849,118.62	.0000927	$687,820.01

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$7,419,849,118.62

Total Fees Due for Filing			$687,820.01

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$687,820.01

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated September 2, 2022, by and among Signify Health, Inc., CVS Pharmacy, Inc. and Noah Merger Sub, Inc.

(i)

Title of each class of securities to which the transaction applies: (a) Class A Common Stock, par value $0.01 per share of Signify Health, Inc. (“Class A Common Stock”); (b) Class B Common Stock (corresponding to the number of OpCo Units being exchanged for Class A Common Stock prior to the Closing pursuant to the Merger Agreement), par value $0.01 per share of Signify Health, Inc. (together with Class A Common Stock, the “Company Stock”); and (c) awards of notional incentive units granted under the Cure TopCo, LLC Amended and Restated Synthetic Equity Plan (“Synthetic LLC Unit Awards”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on September 12, 2022, the maximum number of Synthetic LLC Units Awards to which this transaction applies is estimated to be 109,778, and the maximum number of shares of Company Stock to which this transaction applies is estimated to be 244,080,427, which consists of:

a.	177,997,184 issued and outstanding shares of Class A Common Stock;
b.

62,826,736 issued and outstanding shares of Class B Common Stock (corresponding to the number of OpCo Units being exchanged for Class A Common Stock prior to the Closing pursuant to the Merger Agreement and the number of shares of Class B Common Stock corresponding to unvested OpCo LLC Units);

c.	139,964 shares of Class A Common Stock underlying Cash-Out RSUs;

d.	3,051,543 shares of Class A Common Stock underlying Cash-Out Stock Options; and

e.	65,000 shares of Class A Common Stock estimated to be issuable pursuant to the Company ESPP after September 12, 2022 and prior to the Closing.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

Solely for the purpose of calculating the filing fee, as of the close of business on September 12, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 177,997,184 shares of Class A Common Stock multiplied by the Per Share Consideration of $30.50;
b.

the product of 62,826,736 shares of Class B Common Stock (corresponding to the number of OpCo Units being exchanged for Class A Common Stock prior to the Closing pursuant to the Merger Agreement) multiplied by the Per Share Consideration of $30.50;

c.	the product of 139,964 shares of Class A Common Stock subject to issuance pursuant to outstanding Cash-Out RSUs multiplied by the Per Share Consideration of $30.50;
d.

the product of 3,051,543 shares of Class A Common Stock subject to issuance pursuant to outstanding Cash-Out Stock Options, multiplied by $21.34 (which is the excess of $30.50 over $9.16, the weighted average exercise price of such Cash-Out Stock Options);

e.	the product of 109,778 Synthetic LLC Unit Awards multiplied by the Per Share Consideration of $30.50; and
f.

the product of 65,000 shares of Class A Common Stock estimated to be issuable pursuant to the Company ESPP after September 12, 2022 and prior to the Closing multiplied by the Per Share Consideration of $30.50.

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .0000927.